July 7, 2011
Medium-Term Notes, Series D
No. 2011-MTNDG0064
relating to Preliminary Pricing Supplement No. 2011-MTNDG0064 dated July 7, 2011 to Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities
Jump Securities Based on the S&P GSCITM Grains Index Excess Return due January 25, 2013
The Jump Securities offer the opportunity for investors to earn a return based on the performance of the S&P GSCITM Grains Index Excess Return.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of 100% of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 25% to 30% (to be determined on the pricing date), which we refer to as the upside payment, if the closing value of the underlying index on the valuation date is, at all, above the initial index value. If, on the other hand, the closing value of the underlying index on the valuation date is at or below the initial index value, you will receive, for each $1,000 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $1,000 by an amount that is proportionate to any percentage decrease from the initial index value. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Underwriting fee and issue price” below)
Pricing date:	July , 2011 (expected to price on or about July 20, 2011)
Original issue date:	July , 2011 (three business days after the pricing date)
Maturity date:	January 25, 2013
Underlying index:	S&P GSCITM Grains Index Excess Return (Bloomberg: “SPGSGRP”)
Payment at maturity:
If the final index value is greater than the initial index value,
$1,000 + upside payment
If the final index value is less than or equal to the initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Upside payment:
$250 to $300 per security (25% to 30% of the stated principal amount), to be determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $1,250 to $1,300 per security.

Initial index value:	, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Valuation date:	January 22, 2013, subject to postponement for non-index business days and certain market disruption events.
Index performance factor:	final index value / initial index value
CUSIP:	1730T0MW6
ISIN:	US1730T0MW61
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to Public	Underwriting Fee(1)	Proceeds to Issuer
Per Security	$1,000.00	$12.00	$988.00
Total	$	$	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $12.00 for each security sold in this offering. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $12.00 for each $1,000 security they sell.  Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement filed on July 7, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095010311002726/dp25150_424b2-mtndg0064.htm

Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Jump Securities Based on the S&P GSCITM Grains Index Excess Return due January 25, 2013

Investment Overview
The Jump Securities
The Jump Securities Based on the S&P GSCITM Grains Index Excess Return due January 25, 2013 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that provides a fixed positive return if the underlying index appreciates in value at all

▪
To enhance returns and potentially outperform the underlying index in scenarios in which the final index value increases from the initial index value by no more than 25% to 30% (to be determined on the pricing date)

The securities are exposed on a 1:1 basis to the negative performance of the S&P GSCITM Grains Index Excess Return.

Maturity:	18 months

Upside payment:	$250 to $300 (25% to 30% of the stated principal amount), to be determined on the pricing date

Principal protection:	None

S&P GSCITM Grains Index Excess Return Overview

The S&P GSCITM Grains Index Excess Return is a sub-index of the S&P GSCITM Excess Return (the “S&P GSCITM ER”). It represents only the grains components of the S&P GSCITM ER, consisting of corn, soybeans, Chicago wheat and Kansas wheat.  You should refer to “Information about the S&P GSCITM ER” and “Information about the S&P GSCITM” below for more information regarding the calculation of the value of the S&P GSCITM Grains Index Excess Return.  While the descriptions contained in the sections referred to above relate to the S&P GSCITM ER and the S&P GSCITM, respectively, the methodologies described therein will also apply to the S&P GSCITM Grains Index Excess Return.

Information as of market close on July 6, 2011:

Bloomberg Ticker Symbol:	SPGSGRP

Current Index Value:	43.26

52 Weeks Ago (on 7/7/2010):	33.85

52 Week High (on 2/9/2011):	54.53

52 Week Low (on 7/7/2010):	33.85

Underlying Index Historical Performance – Daily Closing Values January 3, 2006 to July 6, 2011

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Jump Securities Based on the S&P GSCITM Grains Index Excess Return due January 25, 2013

Key Investment Rationale
Investors will receive a positive return on the securities if the closing value of the underlying index on the valuation date is above the initial index value.

Payment Scenario 1
The final index value is greater than the initial index value.  In this scenario, each security redeems for $1,250 to $1,300 per security (125% to 130% of the stated principal amount), as determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $1,250 to $1,300 per security, and your return may be less than if you invested in the underlying index directly.

Payment Scenario 2
The final index value is less than or equal to the initial index value.  In this scenario, each security redeems for less than the stated principal amount of $1,000 by an amount proportionate to the decrease in the value of the underlying index from the initial index value.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪	Historically, the value of the underlying index has been volatile.

▪
The return on the securities (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The market price of the securities will be influenced by many unpredictable factors.

▪	Investing in the securities is not equivalent to investing in the underlying index, the futures contracts that underlie the underlying index or the commodities that underlie those futures contracts.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	An investment in the securities will expose you to concentrated risk to grain commodities.

▪	The securities will not be regulated by the Commodity Futures Trading Commission.

▪	Adjustments to the underlying index could adversely affect the value of the securities.

▪	The underlying index may in the future include contracts that are not traded on regulated futures exchanges.

▪	Higher future prices of the commodities that underlie the underlying index relative to their current prices may adversely affect the value of the underlying index and the value of the securities.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the securities.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are unclear.

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Jump Securities Based on the S&P GSCITM Grains Index Excess Return due January 25, 2013

Fact Sheet

The securities offered are senior unsecured obligations of Citigroup Funding, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, if the final index value is greater than the initial index value, an investor will receive, for each $1,000 stated principal amount of securities that the investor holds, the $1,000 stated principal amount and a fixed return equal to the upside payment.  However, if the final index value is less than or equal to the initial index value, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the final index value from the initial index value.  The securities are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
July , 2011 (expected to price on or about July 20, 2011)	July , 2011 (three business days after the pricing date)	January 25, 2013
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying index:	S&P GSCITM Grains Index Excess Return (Bloomberg: “SPGSGRP”)
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final index value is greater than the initial index value,
$1,000 + upside payment
If the final index value is less than or equal to the initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Upside payment:
$250 to $300 per security (25% to 30% of the stated principal amount), to be determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $1,250 to $1,300 per security.

Initial index value:	, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Valuation date:	January 22, 2013, subject to postponement for non-index business days and certain market disruption events.
Index performance factor:	(final index value / initial index value)
Risk factors:	Please see “Risk Factors” beginning on page 9.
Clearing and settlement:	DTC

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	1730T0MW6
ISIN:	US1730T0MW61
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing a security, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their securities.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their securities is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in swaps or futures contracts on the underlying index or on the commodity futures contracts that underlie the underlying index. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value, and, therefore, increase the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA and IRA considerations:	Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and

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retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $12.00 from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $12.00 for each security they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Risk Factors” and “Description of Securities – Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly, without prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Jump Securities Based on the S&P GSCITM Grains Index Excess Return due January 25, 2013

How the Jump Securities Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing value of the underlying index.  The graph is based on the following terms:

Stated principal amount:	$1,000 per security

Hypothetical upside payment:	$275 (27.5% of the stated principal amount)

Minimum payment at maturity:	None

Principal protection:	None

Jump Securities Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the hypothetical upside payment of $275 per security.  In the payoff diagram above, an investor will receive $1,275 per security, the stated principal amount plus the hypothetical upside payment, at any final index value greater than the initial index value.

▪
If the final index value is less than or equal to the initial index value, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease from the initial index value. For example, if the closing value of the underlying index has decreased by 25%, the payment at maturity will be $750 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Jump Securities Based on the S&P GSCITM Grains Index Excess Return due January 25, 2013

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    Upside Payment

The upside payment will be $250 to $300 per security, to be determined on the pricing date.

If the final index value is less than or equal to the initial index value:

$1,000    ×   Index Performance Factor

Principal		Index Performance Factor
$1,000	×	final index value
initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the closing value of the underlying index. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Jump Securities Work.”

▪
The appreciation potential of the securities is fixed and limited.  Where the final index value is greater than the initial index value, the appreciation potential of the securities is limited to the fixed upside payment of $250 to $300 per security (25% to 30% of the stated principal amount) even if the final index value is significantly greater than the initial index value.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work.”

▪
Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2006 to July 6, 2011, the closing value of the underlying index has been as low as 30.38 and as high as 80.54. The volatility of the value of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of your investment in the securities.

▪
Potential for a lower comparable yield. The securities do not pay any periodic interest. As a result, if the final index value does not increase from the initial index value, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

▪
The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of the underlying index, the price and volatility of the commodity contracts that underlie the underlying index, trends of supply and demand for the commodities underlying the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining until the securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market price of the securities will vary and may be less than the original issue price at any time prior to maturity, and sale of the securities prior to maturity may result in a loss.

▪
Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index, the futures contracts that underlie the underlying index or the commodities that underlie those futures contracts.  By purchasing the securities, you do not purchase any entitlement to grains commodities or the futures contracts or forward contracts on grains commodities.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the securities, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies;

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disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the value of the underlying index and the value of the securities in varying and potentially inconsistent ways. As a result of these or other factors, the value of the underlying index may be, and has recently been, highly volatile.  See “Historical Information.”

▪
An investment in the securities will expose you to concentrated risk to grain commodities.  The underlying index is composed entirely of grains futures contracts included in the S&P GSCITM ER, specifically on four different grain commodities: corn, soybeans, Chicago wheat and Kansas wheat.  An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single sector.  Grains prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grains, which are driven by global grains production, population growth and economic activity.  In addition, prices for grains are affected by governmental and intergovernmental programs and policies regarding trade, agriculture (including grains) and energy, specifically, and fiscal and monetary issues, more generally.  Alternative uses for grains, such as energy sources or in manufacturing, also drive the prices for grains, and such alternative uses may be dependent on governmental action, such as subsidies or tariffs, and technological innovation.  Extrinsic factors, such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals, also affect grains prices.  Substitution of other commodities for grains could also impact the price of grains and therefore the performance of the underlying index. The price of grains futures has experienced severe price fluctuations in the recent past, and there can be no assurance that this price volatility will not continue in the future.  See “S&P GSCITM Grains Index Excess Return Overview” and “Information about the S&P GSCITM Grains Index Excess Return” in this offering summary.

▪
The securities will not be regulated by the Commodity Futures Trading Commission (“CFTC”). Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator. Because the securities are not interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the commodities underlying the futures contracts that are included in the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The underlying index may in the future include contracts that are not traded on regulated futures exchanges.  The underlying index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the underlying index continues to be composed exclusively of regulated futures contracts.  As described below, however, the underlying index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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Higher future prices of the commodities that underlie the underlying index relative to their current prices may adversely affect the value of the underlying index and the value of the securities. The underlying index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify a February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, the commodities included in the underlying index may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the grains markets would result in negative “roll yields,” which would adversely affect the value of the underlying index and, accordingly, the value of the securities.

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as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, the commodities included in the underlying index may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the grains markets would result in negative “roll yields,” which would adversely affect the value of the underlying index and, accordingly, the value of the securities.

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Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying index and, therefore, the value of the securities.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

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The securities will not be listed on any securities exchange, and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value and the index performance factor, and will calculate the amount of cash, if any, you receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index), including trading in futures and options contracts on the underlying index, the commodity futures contracts that underlie the underlying index and other instruments related to the underlying index. Our affiliates also trade in the futures contracts underlying the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the price at which the underlying index must close on the

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valuation date before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the S&P GSCITM Grains Index Excess Return

General. The S&P GSCITM Grains Index Excess Return is a sub-index of the S&P GSCITM ER. It represents only the grains components of the S&P GSCITM ER, consisting of corn, soybeans, Chicago wheat and Kansas wheat. The distinction between Chicago wheat and Kansas wheat is that they are each futures contracts for wheat which are traded on the Chicago Board of Trade and the Kansas City Board of Trade, respectively.

Grain prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity.  In addition, prices for grain are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including grains, and energy specifically and fiscal and monetary issues, more generally.  Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.  Such alternative uses may be dependent on governmental action, such as subsidies or tariffs and technological innovation.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for grain could also impact the price of grain and therefore the performance of the S&P GSCITM Grains Index Excess Return.

The S&P GSCITM ER. The S&P GSCITM ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the contract production weight and “roll weights” of the contracts included in the S&P GSCITM.  The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

License Agreement. S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the securities.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary.

“The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P GSCITM Grains Index Excess Return, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the securities. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P GSCITM Grains Index Excess Return. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCITM GRAINS INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM GRAINS INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM GRAINS INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this offering summary regarding the S&P GSCITM Grains Index Excess Return, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

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Historical Information
The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 3, 2006 through July 6, 2011.  The closing value of the underlying index on July 6, 2011 was 43.26.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical closing values of the underlying index as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.
S&P GSCITM Grains Index Excess Return	High	Low	Period End
2006
First Quarter	40.85	36.44	38.50
Second Quarter	42.70	37.97	39.48
Third Quarter	41.40	35.46	38.94
Fourth Quarter	47.97	38.79	46.85
2007
First Quarter	49.47	42.95	43.23
Second Quarter	50.99	41.29	46.56
Third Quarter	60.64	45.60	60.14
Fourth Quarter	64.45	54.01	62.30
2008
First Quarter	80.54	63.31	66.44
Second Quarter	76.32	61.16	72.57
Third Quarter	74.78	50.42	50.42
Fourth Quarter	50.05	33.46	42.93
2009
First Quarter	45.06	35.75	39.53
Second Quarter	47.06	38.14	38.14
Third Quarter	38.95	32.58	33.79
Fourth Quarter	40.03	32.57	38.45
2010
First Quarter	39.50	31.89	31.89
Second Quarter	34.23	30.38	31.80
Third Quarter	43.72	32.64	41.60
Fourth Quarter	49.70	39.74	49.70
2011
First Quarter	54.53	44.55	50.30
Second Quarter	53.56	43.60	43.60
Third Quarter (through July 6, 2011)	43.65	42.57	43.26

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